Exhibit 3.1

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION OF
LION BIOTECHNOLOGIES, INC.

Lion Biotechnologies, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.           This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 1, 2017 (the “Certificate of Incorporation”).

2.           Article I of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

ARTICLE I

The name of the Corporation is Iovance Biotherapeutics, Inc. (the “Corporation”).

3.           This amendment was duly adopted in accordance with the provisions of Section 242(b) of the General Corporation Law of the State of Delaware.

4.           All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer on this 27th day of June, 2017.

Dated: June 27th, 2017	By:	/s/ Maria Fardis
Name: Maria Fardis
Title: President and Chief Executive Officer